Exhibit (k)(1)

Execution Version

ADMINISTRATION AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of May 3, 2026, is by and between John Hancock Comvest Private Income Fund (the “Fund”) and John Hancock Investment Management LLC (“John Hancock” or the “Administrator”).

WHEREAS, the Fund desires to retain John Hancock to provide certain services to the Fund as described below; and John Hancock is willing to provide such services in the manner and on the terms hereinafter set forth; and

NOW, THEREFORE, the Fund and John Hancock hereby agree as follows:

1. Services. Subject to the general supervision of the Board of Trustees of the Fund (the “Board of Trustees” or the “Board”), John Hancock will provide the services set forth below (the “Services”) to the Fund. The Services include, but are not limited to:

A. Legal services as follows with such assistance as may be required from time to time from counsel to the Fund:

(1)	Maintenance of the Fund’s prospectus, registration statement and federal and state registrations;

(2)	Preparation of certain notices and proxy materials furnished to shareholders of the Fund;

(3)

Preparation of Current Reports on Form 8-K as well as review of other periodic reports of the Fund for regulatory authorities, including but not limited to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q;

(4)	Preparation of materials in connection with meetings of the Board of Trustees;

(5)	Administration of the meetings of the Board of Trustees;

(6)	Preparation of written contracts, distributions plans, compliance procedures, corporate and trust documents, and other legal documents;

(7)	Research advice and consultation about certain legal, regulatory and compliance issues;

(8)	Supervision, coordination and evaluation of certain services provided by outside counsel;

(9)	Responses to subpoenas and appropriate information requests for shareholder records;

(10)	Assistance with managing regulatory exams and inquiries on behalf of the Fund; and

(11)	Management of litigation involving the Fund.

B. Chief Compliance Officer services as follows:

(1)	Oversight of the sub-administrator’s post-trade compliance with applicable regulatory requirements for the Fund;

(2)

Coordination of the implementation of policies and procedures reasonably designed to prevent violations of federal securities laws by the Fund, including policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Fund;

(3)	Review, at least annually, of the adequacy of the policies and procedures of the Fund and each investment adviser, principal underwriter, administrator, and transfer agent of the Fund; and

(4)	Provision of, at least annually, a written report to the Board that at minimum, addresses:

(a)

the operation of the policies and procedures of the Fund and each investment adviser, principal underwriter, administrator, and transfer agent of the Fund, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review described in Section 1.B(3) above; and

(b)	each material compliance matter that occurred since the date of the last report.

C. Tax Services as follows:

(1)	Oversight of the fiscal year-end taxable income calculation for the Fund (which will be prepared by a service provider);

(2)	Oversight of the fiscal year-end financial statement tax disclosures for the Fund’s financial statements for the Fund (which will be prepared by a service provider);

(3)	Oversight of the taxable income calculation for excise purposes (which will be prepared by a service provider);

(4)	Oversight of all required tax returns for the Fund (which will be prepared by a service provider);

(5)	Assistance with the review of “complex” securities purchased by the Fund;

(6)	Oversight of the tax information that is included in the Fund’s Form 1099-DIV (which will be prepared by a service provider) ;

(7)	Assistance with determination of fund distributions, if any, and the tax characteristics of such distributions;

(8)	Oversight of compliance with the Internal Revenue Service regulations such as the diversification and good income tests (which will be prepared by a service provider);

(9)	Analysis and consultation regarding certain tax matters; and

(10)	Assistance with the review of complex corporate actions for tax purposes.

D. Treasury & Portfolio Services as follows:

(1)	Review and approval of the Fund’s net asset value (“NAV”) computation (as calculated by the fund accounting agent) prior to each monthly NAV release;

(2)

As part of the monthly NAV review oversight process, coordination of the resolution of accounting and operational issues with the fund accounting agent, including, but not limited to, position and cash breaks, income accruals/recognition, and application of appropriate accounting treatments;

(3)

Leadership of the review, analysis, and resolution of NAV pricing errors including processing and determination of applicable support for reimbursement of losses and reprocessing of fund shares, if applicable;

(4)	Assessment and review of internal controls at the custodian bank and performance of fund accounting agent oversight and due diligence sessions, as necessary;

(5)	Assistance with the determination of fund distributions, if any; and

(6)	Coordination and review of matters relating to fund events (i.e., share class launches).

E. Financial Reporting Services as follows:

(1)	Oversight and assistance with the preparation, review, and filing of Form 10-K and 10-Q (performed by a service provider);

(2)

Oversight and assistance with the preparation and review of financial data or reports required by the Securities and Exchange Commission (“SEC”) or other regulatory authorities (performed by a service provider);

(3)	Supervision of the independent accountants performing services for or on behalf of the Fund; and

(4)	Provision of required information for Board meetings related to financial reporting for the Fund.

F. Service Provider Oversight (Vendor Management) Services as follows:

(1)	Assistance with the selection of service providers;

(2)	Assistance with the negotiation of existing service provider agreements, including appropriate amendments thereto;

(3)

Monitoring the performance of and the quality of services provided by service providers under such agreements, including the review of vendor reports, performance measurement reporting (“scorecards”) and periodic due diligence reviews;

(4)	Performance of SOC 1 report reviews for key vendors, and review and assessment of known compliance violations by service providers;

(5)	Monitoring service providers’ compliance with applicable regulatory requirements;

(6)	Facilitating the annual due diligence questionnaire process for key service providers and the issuance of risk assessment memos to the business summarizing the results;

(7)

Support for Manulife Vendor Information Security Management (“VISM”) in their review of high-risk vendors through the collection of risk artifacts and assistance in the closing of any related risk findings;

(8)	Reporting periodically to the Board of Trustees on the service providers and the services provided to the Trust and the Fund;

(9)	Responding to requests from regulators regarding the service providers;

(10)	Establishment of a philosophy and risk-based framework for effective management and oversight of Fund service providers, including conducting on-site/virtual due diligence visits, as necessary;

(11)	Development and review of Service Level Agreements for vendors of the Fund as needed;

(12)	Monitoring of news events regarding the Fund’s vendor relationships;

(13)	Monitoring of cybersecurity maturity ratings for the Fund’s vendors who host or have access to confidential information;

(14)	Monitoring of financial stability scores for the Fund’s vendors; and

(15)	Preparation of materials and coordination of periodic executive meetings for key vendors.

G. Transfer Agent Services to the Fund as follows:

(1)	Provision of oversight of the transfer agent (“TA”) functions;

(2)	Monitoring of the performance of and the quality of TA services provided, including the review of vendor reports, performance measurement reporting (“scorecards”), and periodic due diligence reviews;

(3)	Review and approval of weekly commissions, monthly 12b-1 payments (if applicable), and facilitation of funding;

(4)	Review and approval of annual tax reporting data and forms and quarterly statements prior to release;

(5)	Partnership with Sales and Legal regarding contract review and negotiation and operational compliance with prospectus provisions;

(6)	Draft and distribute all back office operational communications to intermediary firms to ensure smooth execution of all fund events;

(7)	Facilitation of membership with the NSCC, AIP, and support for fintech platforms such as iCapital and CAIS;

(8)	Facilitation of the distribution of quarterly tender notices and monitoring and dissemination of shareholder redemption activity;

(9)	Validation and payment of third-party service provider and other transfer agent-related invoices; and

(10)

Identification of the need for, drafting, and submission of requests to update client forms, including applications, maintenance, transfer, additional investment, and repurchase requests, and coordination with the web team to have them uploaded.

H. Expense Management Services as follows:

(1)	Provision of monthly budget projections for contractual changes to the fund accounting agent and review and approval of expense accrual changes;

(2)	Calculation of expense information and disclosure included in the Fund’s prospectus and registration statements;

(3)	Monitoring of fund expense caps and waivers;

(4)	Assistance with completing pro forma analysis for new funds or material changes to fund expenses and preparation of expense disclosure for proxies for potential fund mergers;

(5)	Preparation of Board materials in relation to overall expenses of the Fund and tracking against budget;

(6)

Review of Fund invoices and authorization for disbursement, including all affiliated fees (inclusive of advisor, 12b-1, administration, and transfer agency), and provision of cash movement instructions to the custodian bank and related accounting entries; and

(7)	Preparation and filing of annual Form 1099 tax filings for vendors designated as individuals or partnerships.

I. Derivatives Risk Management Program Services as follows:

(1)

To the extent the Fund is subject to the full scope of Rule 18f-4 under the Investment Company Act of 1940, as amended (the “1940 Act”) requirements (“Full Compliance Funds”), provision of support to the Derivatives Risk Managers in the execution and oversight of the day-to-day operations of the Derivatives Risk Management Program (“DRMP”);

(2)	Monitoring against established risk guidelines to identify, measure, monitor, and control the various risks associated with the Fund’s use of derivatives; and

(3)	To the extent the Fund uses derivatives only in a limited manner (“Limited Derivatives Users”), monitoring of derivatives usage and daily exposures.

J. Data Management Services as follows:

(1)	Administration and maintenance of the data management system and the Investment Data Hub (“IDH”);

(2)	Review and analysis of data feeds and resolution of exceptions; and

(3)	Maintenance of data governance controls and data quality requirements as outlined by the data governance committee and data users.

K. Performance Reporting Services as follows:

(1)	Provision of oversight of the monthly calculation and review of the investment performance of the Fund;

(2)	Reconciliation of Fund performance with key third-party vendors;

(3)	Support for performance content and review of Fund financial statements;

(4)	Support for JH Investments website content (monthly); and

(5)	Contribution to Board materials, as necessary.

In connection with its provision of the Services, John Hancock shall

(1)

Provide such staff and personnel as are reasonably necessary to perform the Services for the Fund. Without limiting the generality of the foregoing, such staff and personnel shall be deemed to include officers of John Hancock and its affiliates, and persons employed or otherwise retained by John Hancock, to provide or assist in providing the Services to the Fund; and

(2)	Provide the Fund with such office facilities as are reasonably necessary to perform the Services.

The Services do not include services performed and personnel provided pursuant to contracts with the Fund by third-party custodians, transfer agents, and other service providers.

In connection with its provision of the Services, John Hancock may delegate to one or more companies that John Hancock controls, is controlled by, or is under common control with, or to specified employees of any such companies, some of John Hancock’s duties under this Agreement, provided in each case that (i) John Hancock shall supervise the activities of each such entity and its employees thereof, (ii) such delegation shall not relieve John Hancock of any of its duties or obligations under this Agreement, and (iii) any such arrangements are entered into in accordance with all applicable requirements of the 1940 Act and SEC guidance thereunder.

2. Compensation. In consideration for the Services provided to the Fund by John Hancock and its affiliates pursuant to this Agreement, the Fund shall pay John Hancock such fee or other compensation as may be approved by the Board of Trustees from time to time as set forth in Appendix A hereto, as the same may be amended from time to time. Any Services provided by a person or entity other than John Hancock and its affiliates, including, without limitation, services provided by attorneys not affiliated with John Hancock, shall not be covered under this Agreement and shall be an expense of the Fund.

3. No Partnership or Joint Venture. The Fund and John Hancock are not partners of or joint venturers with each other, and nothing herein shall be construed so as to make the Fund and John Hancock partners or joint venturers, or to impose any liability as such on the Fund or John Hancock.

4. Limitation of Liability. Subject to Article VII of the Fund’s Declaration of Trust, John Hancock shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except losses resulting from willful misfeasance, bad faith, or negligence by John Hancock in the performance of its duties, or from reckless disregard by John Hancock of its obligations under this Agreement. Any person, even though also employed by John Hancock, who may be or become an employee of, and paid by, the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as John Hancock’s employee or agent.

5. Duration and Termination of Agreement. This Agreement shall remain in effect until the second anniversary of the date on which it was executed, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually (a) by a vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund and (b) by the vote of a majority of the Fund’s Board of Trustees who are not party to this Agreement or “interested persons” (as defined in the 1940 Act) of the Fund or John Hancock. The Agreement may, on one hundred twenty (120) days’ written notice, be terminated at any time without the payment of any penalty by the Fund or by John Hancock.

6. Amendment. No provision of this Agreement may be amended, waived, discharged, or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge, or termination is sought.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the choice-of-law provisions thereof; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

8. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9. Execution. This Agreement, and any amendments hereto, and any notices or other communications hereunder that are required to be in writing, may be in electronic form (including, without limitation, by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

(THE REST OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF the undersigned have caused this Agreement to be executed by their duly authorized officers as of April 29, 2026.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Fernando Silva
Name:	Fernando Silva
Title:	Assistant Treasurer

JOHN HANCOCK COMVEST PRIVATE INCOME FUND

By:	/s/ Cecilio Rodriguez
Name:	Cecilio Rodriguez
Title:	Chief Financial Officer

Appendix A

Compensation of the Administrator by the Fund

As full compensation for the services rendered, facilities furnished, and expenses paid by the Administrator under this Agreement, the Fund shall pay the Administrator a fee at the annual rate of 0.06% of the Fund’s month-end net assets (the “Administration Fee”). The Administration Fee shall be accrued monthly and payable quarterly in arrears as soon as practicable after the end of each quarter. If the Administrator shall serve for less than the whole of any month, the foregoing compensation shall be appropriately prorated.